                                                               EXHIBIT 99(a)(13)



                               SUPPLEMENT TO THE

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                        MONEYGRAM PAYMENT SYSTEMS, INC.
                                       AT


                              $17.35 NET PER SHARE

                                       BY

                      PINE VALLEY ACQUISITION CORPORATION
                           A WHOLLY OWNED SUBSIDIARY
                                       OF

                                   VIAD CORP


THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 6:00 P.M., NEW YORK CITY TIME, ON
              FRIDAY, MAY 22, 1998, UNLESS THE OFFER IS EXTENDED.



    Pine Valley Acquisition Corporation ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Viad Corp, a Delaware corporation ("Parent"), hereby supplements and amends its Offer to increase the purchase price to $17.35 per Share, net to the Seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 10, 1998, amended and supplemented on April 16, 1998, on April 29, 1998, on May 8, 1998 and on May 11, 1998 (which together constitutes the "Offer").



    The Offer Price has been increased to $17.35 per Share. Shareholders who have already tendered their Shares to the Purchaser will automatically receive the increased Offer Price without taking any further action. The Offer has been extended to 6:00 p.m., New York City time, on Friday, May 22, 1998.



                             1.  TERMS OF THE OFFER



    Section 1 of the Offer to Purchase is hereby amended to reflect the extension of the Expiration Date to 6:00 p.m., New York City time of Friday, May 22, 1998.



                  11.  THE OFFER AND MERGER; MERGER AGREEMENT



    Section 11 of the Offer to Purchase is hereby amended to reflect the increase in the Offer Price from $17.00 to $17.35 per Share.



    Except as set forth in this Supplement, the terms and conditions of the Offer to Purchase remain applicable in all respect to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase. Capitalized terms used but not defined in this Supplement shall have the meaning assigned to them in the Offer to Purchase.



    Questions and requests for assistance or for additional copies of the Offer to Purchase, this Supplement and the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Supplement.



     SHAREHOLDERS WHO HAVE ALREADY TENDERED THEIR SHARES TO THE PURCHASER WILL AUTOMATICALLY RECEIVE THE INCREASED OFFER PRICE WITHOUT TAKING ANY FURTHER ACTION.



                                             Pine Valley Acquisition Corporation



May 11, 1998

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     The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.


                        The Depositary for the Offer is:

                          NORWEST BANK MINNESOTA, N.A.

               By Mail:                       By Facsimile Transmission:                By Overnight Courier:

     Norwest Shareowner Services                    (612) 450-4163                   Norwest Shareowner Services
            P.O. Box 64858                      Confirm by Telephone:                 161 North Concord Exchange
       St. Paul, MN 55164-0858                      (612) 450-4110                    Reorganization Department
                                                                                       South St. Paul, MN 55075

                                                       By Hand:

     Norwest Shareowner Services                                                     The Depository Trust Company
      161 North Concord Exchange                                                              1st Floor
              2nd Floor                                                                    55 Water Street
       South St. Paul, MN 55075                                                           New York, NY 10041


     Any questions or requests for assistance or additional copies of this Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.


                    The Information Agent for the Offer is:

                         MacKenzie Partners, Inc. Logo

                                156 Fifth Avenue
                            New York, New York 10010
                          Call collect: (212) 929-5500
                                       or
                         Call Toll-Free (800) 322-2885

                      The Dealer Manager for the Offer is:

                              SALOMON SMITH BARNEY
                             333 South Hope Street
                         Los Angeles, California 90071
                          (213)253-1842 (Call Collect)